PRICING SUPPLEMENT NO. 148 DATED                       Filed Pursuant to
OCTOBER 28, 1999 TO PROSPECTUS DATED                   Rule 424(b)(5)
AUGUST 26, 1998, AS SUPPLEMENTED BY                    File No. 333-60795
PROSPECTUS SUPPLEMENTS DATED SEPTEMBER 24, 1998
AND AUGUST 18, 1999
                          CMS ENERGY CORPORATION

    General Term Notes (servicemark of J.W. Korth & Company), Series E
                Due 9 Months to 25 Years from date of issue

      Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the Distribution Agreement from time to time. Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated August 26, 1998, as supplemented by the Additional Agent Prospectus Supplements dated September 24, 1998 and August 18, 1999.

Aggregate Principal Amount:             $ 2,971,000.00
Original Issue Date (Settlement Date):  November 2, 1999
Stated Maturity Date:                   October 15, 2006
Issue Price to Public:                  100.00% of Principal Amount
Interest Rate:                          8.250% Per Annum
Interest Payment Dates:                 December 15 and Monthly
                                        Thereafter Commencing
                                        December 15, 1999
Survivor's Option:                      [ X ] Yes      [   ] No
Optional Redemption:                    [ X ] Yes      [   ] No

Initial Redemption Date:                October 15, 2001
Redemption Price:                       Initially 101% of Principal
                                        Amount and 100% after the first
                                        anniversary of the Initial
                                        Redemption Date.

                                        Principal Amount of Notes
      Agent                             Solicited by Each Agent

First of Michigan Corporation           $   396,000.00
Prudential Securities Incorporated      $   823,000.00
J.J.B. Hilliard, W.L. Lyons, Inc        $   793,000.00
Raymond James & Associates, Inc         $   395,000.00
J.W. Korth & Company                    $   564,000.00
      Total                             $ 2,971,000.00

                                        Per Note Sold by
                                        Agents To Public         Total

Issue Price:                            $     1,000.00      $ 2,971,000.00
Agent's Discount or Commission:         $         7.00      $    20,797.00
Maximum Dealer's Discount or
  Selling Concession:                   $        20.50      $    60,905.50
Proceeds to the Company:                $       972.50      $ 2,889,297.50

CUSIP Number:  12589QT48